Exhibit 99.1

FOR IMMEDIATE RELEASE:

Stanley Furniture Company, Inc.

April 30, 2014

Investor Contact:  Micah S. Goldstein

(336) 884-7695

STANLEY FURNITURE ANNOUNCES

FIRST QUARTER 2014 OPERATING RESULTS

STANLEYTOWN, VA, April 30, 2014/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the first quarter of 2014.

Financial results for the first quarter of 2014:

· Net sales were $21.9 million, a 16% decrease compared to the first quarter of 2013.

· Gross profit, excluding restructuring related charges, was 9.1% of net sales compared to  13.0% in prior year comparable quarter.

· Selling, general and administrative expenses, excluding restructuring charges, were $4.8 million (22.1% of net sales) compared to $4.6 million (17.7% of net sales) in the prior year first quarter.

· Operating loss, net of restructuring, was $2.8 million compared to a loss of $1.2 million in the prior year first quarter.

· As of March 29, 2014, the company’s financial position reflected $16.7 million in cash, restricted cash and short-term investments.

“The decision we announced on April 1, 2014 to no longer pursue our long-term goals associated with the Young America brand was painful for both us and our customers, representatives and associates who have dedicated themselves to the brand over the past several years. We made great strides towards building a business model that would successfully compete in a quickly changing consumer marketplace but concluded we could not ultimately achieve profitability within an acceptable amount of time” commented Glenn Prillaman, President and Chief Executive Officer.

The company’s Stanley brand continued to prove its potential with double digit order growth during the first quarter and a strong book of new orders. “Our Stanley business is growing and profitable. We are successfully launching new products into the marketplace each quarter. The company remains debt-free with a healthy balance sheet,” stated Prillaman.

Impact of Restructuring

Non-cash restructuring charges in the first quarter of 2014 related to the announcement on Young America totaled $1.2 million.  These charges were approximately split between cost of goods sold and selling, general and administrative expenses and consisted of reevaluating inventories and accounts receivable values based on ceasing production of the Young America product line.

During the second quarter of this year the company expects further restructuring charges as it ceases production, communicates termination dates for affected associates and recognizes any further asset impairments.  The company expects cash restructuring charges mostly consisting of severance and other termination costs to occur mostly in the third quarter and range from $500,000 to $900,000. The company also expects to receive additional proceeds from the sale of property, plant and equipment, which has a book value of approximately $18 million.

Balance Sheet

Cash, restricted cash and short-term investments at quarter-end were $16.7 million, down from $19.0 million at December 31, 2013. Working capital, excluding cash, restricted cash and short-term investments, remained relatively flat to year-end December 31, 2013 at $36.6 million. The company expects the closure of its Young America facility in Robbinsville, NC to be cash generative in total, although it expects to use cash initially to wind down production and service wholesale customers who were allowed to place orders through April 28. The amount of cash ultimately returned to the balance sheet will be dependent upon the sale of plant, property, equipment and intellectual property.

Outlook

“We are pleased with the double-digit order growth that our Stanley brand experienced in the first quarter even with the challenging retail environment. We expect further growth in the coming periods as new introductions gain traction.  We will also benefit from the increased time, attention and resources focused on a single brand. Over time, we expect our gross margin to benchmark favorably with other companies’ casegoods, and we intend to maintain a lean overhead structure that is consistent with upper-end brands that support wholesale customers in their efforts to market to today's consumer,” concluded Prillaman.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design and marketing resource in the upscale segment of the wood residential market. Designs feature superior finish, styling and piece assortment supported by an overseas manufacturing model. The company distributes its Stanley Furniture brand through a network of carefully chosen retailers and interior designers worldwide.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Thursday morning, May 1, 2014 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through June 2, 2014) is (877) 660-6853, the conference number is 13580531.            .

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include our ability to control costs in connection with ceasing production at our Robbinsville facility, our ability to collect receivables from Young America customers whose businesses are negatively impacted by the cease of Young America production, our ability to manage relations with Stanley Furniture customers who have also been Young America customers, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure, and the possibility that U.S. Customs Border Protection may seek to reclaim all or a portion of the $39.9 million of Continued Dumping and Subsidy Offset Act (CDSOA) proceeds received in the second quarter of 2012.  Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 29,	March 30,
	2014	2013

Net sales	$ 21,891	$ 26,052

Cost of sales	20,498	22,667

Gross profit	1,393	3,385

Selling, general and administrative expenses	5,418	4,857
Operating loss	(4,025)	(1,472)

Other income, net	331	2
Interest income	6	21
Interest expense	732	652
Loss before income taxes	(4,420)	(2,101)
Income tax benefit	(10)	(7)
Net loss	$ (4,410)	$ (2,094)

Diluted loss per share	$ (.31)	$ (.15)

Weighted average number of shares	14,163	14,162

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended
	March 29,	March 30,
	2014	2013
Reconciliation of gross profit as reported to gross profit adjusted:
Gross profit as reported	$ 1,393	$ 3,385
Restructuring charge	590	-
Gross profit expenses as adjusted	$ 1,983	$ 3,385
Percentage of net sales:
Gross Profit as reported	6.4%	13.0%
Restructuring charge	2.7%	-
Gross profit as adjusted	9.1%	13.0%
Reconciliation of selling, general and administrative expenses (SG&A) as reported to SG&A expenses adjusted:
SG&A expenses as reported	$ 5,418	$ 4,857
Restructuring charge	588	260
SG&A expenses as adjusted	$ 4,830	$ 4,597
Percentage of net sales:
SG&A expenses as reported	24.8%	18.6%
Restructuring charge	2.7%	1.0%
SG&A expenses as adjusted	22.1%	17.6%
Reconciliation of operating loss as reported to operating loss adjusted:
Operating loss as reported	$ (4,025)	$ (1,472)
Restructuring charge	1,178	260
Operating loss as adjusted	$ (2,847)	$ (1,212)
Reconciliation of net loss as reported to net loss adjusted:
Net loss as reported	$ (4,410)	$ (2,094)
Restructuring charge	1,178	260
Net loss as adjusted	$ (3,232)	$ (1,834)
Reconciliation of diluted EPS as reported to diluted EPS adjusted:
Diluted EPS as reported	$ (.31)	$ (.15)
Restructuring charge	.08	.02
Diluted EPS as adjusted	$ (.23)	$ (.13)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding restructuring related charges. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 29,	December 31,
	2014	2013

Assets
Current assets:
Cash and equivalents	$ 9,964	$ 7,218
Restricted cash	1,737	1,737
Short-term investments	5,000	10,000
Accounts receivable, net	12,758	12,002
Inventories	32,442	33,666
Prepaid expenses and other current assets	3,576	3,964
Deferred income taxes	572	699

Total current assets	66,049	69,286

Property, plant and equipment, net	19,681	20,144
Other assets	4,722	5,794

Total assets	$ 90,452	$ 95,224

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 7,647	$ 7,897
Accrued expenses	5,115	5,301

Total current liabilities	12,762	13,198

Deferred income taxes	572	699
Other long-term liabilities	5,699	5,686

Stockholders' equity	71,419	75,641

Total liabilities and stockholders' equity	$ 90,452	$ 95,224

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 29,	March 30,
	2014	2013
Cash flows from operating activities:
Cash received from customers	$ 20,724	$ 23,960
Cash paid to suppliers and employees	(22,853)	(30,909)
Interest received	3	18
Income taxes paid, net		(96)
Net cash used by operating activities	(2,126)	(7,027)

Cash flows from investing activities:
Sale of short-term investments	5,000	5,000
Capital expenditures	(51)	(1,151)
Purchase of other assets	(44)	(761)
Net cash provided by investing activities	4,905	3,088

Cash flows from financing activities:
Purchase and retirement of common stock		(353)
Capital lease payments	(33)	(33)
Net cash used by financing activities	(33)	(386)

Net increase (decrease) in cash and equivalents	2,746	(4,325)
Cash and equivalents at beginning of period	7,218	10,930

Cash and equivalents at end of period	$ 9,964	$ 6,605

Reconciliation of net loss to net cash used by
operating activities:
Net loss	$ (4,410)	$ (2,094)

Depreciation and amortization	601	448
Stock-based compensation	223	247
Other, net	233	-
Changes in working capital	452	(6,180)
Other assets	729	649
Other long-term liabilities	46	(97)
Net cash used by operating activities	$ (2,126)	$ (7,027)